UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 30, 2009

AMERICAN BIO MEDICA CORPORATION
(Exact Name of Registrant as Specified in its Charter)

New York	0-28666	14-1702188
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

122 Smith Road, Kinderhook, NY	12106
Address of principal executive offices	Zip Code

Registrant’s telephone number, including area code:  518-758-8158

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.  OTHER EVENTS

On July 30, 2009, American Bio Medica Corporation (the “Company”) received a warning letter (the “Letter”) from Food and Drug Administration’s Office of In Vitro Diagnostic Device Evaluation and Safety Center for Devices and Radiological Health (“FDA”). The Letter alleges that the Company is marketing its oral fluid drug screen, OralStat®, in workplace settings without marketing clearance or approval.

The results obtained with the Company’s OralStat are used by employers to indicate the occurrence of recent drug use by an individual. The Company is aware of a number of oral fluid drug screening products (which provide results at the point of collection) currently being marketed in workplace settings by several key competitors; none of which have obtained FDA marketing clearance to the Company’s knowledge.  The Company is currently in the process of preparing its response to the Letter within the 15 working period required under the Letter, and believes that the allegations contained within the Letter will be addressed effectively.

This report may contain forward-looking statements within the meaning of safe harbor provided by the Securities Reform Act of 1995 that are based on current expectations and estimates of the Company’s management. These forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks, uncertainties and other factors which may cause the Company’s actual results to differ materially from the statements contained herein, and are described in the Company’s period reports filed with the Securities and Exchange Commission, including its annual and quarterly reports. Additionally, management’s expectations regarding the resolution of the Letter could differ materially from those set forth above. No undue reliance should be placed on forward-looking statements. Such information is subject to change, and the Company undertakes no obligation to update such statements, except as required in subsequent reports the Company may file with the Securities and Exchange Commission.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN BIO MEDICA CORPORATION (Registrant)

By:	/s/ Melissa A. Waterhouse
Melissa A. Waterhouse Vice President & Chief Compliance Officer Corporate Secretary

Dated: August 5, 2009